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                                         Exhibit 10.19
                                         Chicago Mercantile Exchange Inc.
                                         Registration Statement on Form S-4

                   SEPARATION AGREEMENT AND GENERAL RELEASE
                   ----------------------------------------


          THIS SEPARATION AGREEMENT and GENERAL RELEASE (hereinafter "Agreement") is made and entered into by and between WILLIAM W. JENKS (hereinafter "Jenks") and THE CHICAGO MERCANTILE EXCHANGE, however constituted or organized, and its successors or assigns (hereinafter collectively referred to as "CME"), an Illinois not-for-profit corporation.

          WHEREAS, the parties have engaged in discussions resulting in an amicable and mutually satisfactory agreement concerning Jenks' resignation from his employment with CME or any related entity, and all matters arising out of or relating thereto;

          NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the parties hereby agree as follows:

          1. The Employment Agreement. Jenks and CME are parties to an "Agreement" dated July 17, 1998, with a term extending though June 30, 2000 (hereinafter "Employment Agreement"). Except for the obligations set forth in Paragraphs 6, 8, and 9 thereof, which shall continue, or except as otherwise expressly provided in this Agreement, the terms and provisions of this Agreement shall supersede the terms and provisions of the Employment Agreement, which is terminated effective March 24, 2000, and shall thereafter be null and void and without further effect. In the event of any conflict or inconsistency between this Agreement and the Employment Agreement, the terms of this Agreement shall take precedence.
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          2.  Jenks' Resignation. Jenks has resigned his employment with CME and all of the Released parties, and his position on all committee and boards effective March 24, 2000. However, Jenks shall provide reasonable transition assistance and cooperation with respect to his former duties to CME after that date. Jenks acknowledges that he has reviewed and approved the announcement of his resignation prepared by CME as set forth in Exhibit A attached hereto, and distributed on or about March 21, 2000.

          3. The Obligations of CME. Upon the Resignation Date, and in consideration of the promises of Jenks contained in this Agreement, CME shall be obligated to Jenks as set forth herein. Except as expressly set forth in this Agreement, CME shall have no obligation to Jenks of any kind or nature whatsoever. Promptly after the eighth day on which Jenks signs this Agreement, and provided that this Agreement is not revoked pursuant to Section 8(iii) CME shall pay to Jenks as severance pay the sum of one hundred-eight thousand, seven hundred and fifty dollars ($108,750.00) less applicable federal and state withholding deductions. It is understood that the sum satisfies CME's obligations for Jenks' accrued and unused vacation as of March 24, 2000 and Jenks acknowledges that no sums are due with respect to vacation. It is further understood that no additional sums are due or owed to Jenks for future or past bonuses, severance pay under any plan or policy or for any other form of compensation.

          4. Business Expenses. On or before March 31, 2000, CME shall pay to Jenks, in a single lump sum, an amount equal to all reasonable reimbursements which Jenks has or may claim with respect to business and transportation expenses incurred by him on behalf of CME through March 24, 2000 in accordance with CME's policies. There shall be no reimbursement of Jenks for any other business and transportation expenses incurred by him after March 24, 2000.

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          5.  In the event of Jenks' death prior to receipt of the payment to be made to him hereunder, such payment shall be made to his estate.

          6. Insurance Continuation. Effective April 1, 2000 Jenks shall be eligible to participate in CME's health, dental and vision insurance plans in accordance with the terms of such plans for former employees pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), at his cost. Such coverages will terminate upon Jenks obtaining other employment which offers comparable insurance coverage and when he first becomes eligible for such coverage. Jenks agrees that he will promptly notify CME upon obtaining such coverage. Jenks shall have no duty to seek or obtain other employment.

          7. Benefits. Jenks shall be eligible for benefits under CME's Pension Plan for Employees, the Tax Efficient Savings Plan, the SMSDSP, and the Supplemental Executive Retirement Plan in accordance with the terms and restrictions of such plans with respect to terminated employees as of March 24, 2000. In addition his eligibility for benefits under all other insurance and other benefit plans, if any, shall be determined in accordance with the terms of such plans for terminated employees as of March 24, 2000.

          8. Mutual General Releases and Indemnification. Except for a claim based upon an alleged breach of this Agreement, Jenks, for himself and for anyone claiming through him, including his estate, heirs, personal representatives, executors, administrators, agents and assigns, hereby releases, forever discharges and agrees not to sue CME, any parent, subsidiaries and related and affiliated entities, and each of its and their officers, directors, representatives, agents, employees, related and participating members, insurers, as well as each of its and their respective estates, heirs, personal representatives, executors, administrators, successors and assigns (hereinafter collectively and individually the "CME Releasees"), and CME hereby

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releases, forever discharges, and agrees not to sue Jenks, his estate, heirs, personal representatives, executors, administrators, agents and assigns, from any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys' fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity, past, present or future, which either party now has or claims, or might hereafter have or claim, against the other party, based upon or arising out of any matter or thing whatsoever from the date of this world through the date of this release, including, without limitation, any claim, action or cause of action which was or is related to or arises out of Jenks' employment with CME, or his separation and/or resignation therefrom, or which is based upon or arises under the Employment Agreement, or any local, state or federal law dealing with employment discrimination, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Illinois Human Rights Act, the Chicago Human Rights Ordinance or any common law tort, contract or other claim. CME further agrees to fully indemnify and hold Jenks harmless for any claims by any individual or entity against Jenks relating to Jenks' actions or omissions while employed by CME, as provided in CME's by-laws.

          The following provisions are applicable to and made a part of this Agreement and the foregoing general release and waiver.

(i) In exchange for this general release and waiver, Jenks hereby acknowledges that he has received separate consideration beyond that which he is otherwise entitled to under any CME policy or program, the Employment Agreement, or applicable law.

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(ii)   CME hereby expressly advises Jenks to consult with an attorney of his choosing prior to executing this Agreement which contains a general release and waiver and Jenks acknowledges that he has consulted with an attorney of his choice.

(iii) Jenks has twenty-one (21) days from the date of presentment to consider whether or not to execute this Agreement. In the event of such execution, Jenks has a further period of seven (7) days from such date in which to revoke said execution, notice of which must be received by CME within such seven (7) day period.

          9. Non-Disparagement. Jenks represents that he has not and will not, nor will he cause or assist another person to, disparage or make defamatory statements about CME or the other CME Released Parties to any third parties. CME represents that its executive officers have not and will not cause or assist another person to disparage or make defamatory statements about Jenks to any third parties.

          10. Confidentiality of Agreement. The parties agree that this Agreement and all of its terms and provisions are strictly confidential, and shall not be divulged or disclosed in any way to any person other than their legal counsel, tax or financial advisors, to Jenks' spouse, pursuant to lawful subpoena, and with respect to CME in the course of customary business reporting or making disclosures required by law. Should either party choose to divulge the terms and conditions of this Agreement to his or its legal counsel or Jenks' spouse, tax or financial advisor he or it shall insure that they will be similarly bound to protect its confidentiality and that a breach of this Paragraph by such party's legal counsel or Jenks' spouse, tax or financial advisor shall be considered a breach of this Paragraph by such party.

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          11.  The Obligations of Jenks.  In consideration of the promises of
CME contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Jenks, in addition to the mutual promises contained in this Agreement, hereby agrees to abide by the obligations contained in Paragraphs 6, 8 and 9 of the Employment Agreement. Further, with the exception of Maureen Graszer, Administrative Assistant to Jenks, Jenks agrees not to solicit, suggest or encourage anyone employed by CME to leave his or her employment with CME for a period of time commencing with the Effective Date of this Agreement and for two (2) years thereafter.

          12. Effective Date. The Effective Date of this Agreement shall be the eighth day after Jenks' execution of this Agreement without receipt by CME of a signed statement from Jenks revoking such execution. All obligations of the parties contained in this Agreement shall, in addition to any other express requirement, be conditioned upon and shall not be effective until the Effective Date of this Agreement as defined in this Paragraph.

          13. Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be resolved in accordance with the procedures contained in Paragraph 7 of the Employment Agreement.

          14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs, assigns, administrators, executors, and legal representatives of Jenks, and shall be binding upon and inure to the benefit of the CME Releasees. Both parties represent that they have all necessary legal authority to execute this Agreement.

          15. Entire Agreement. This instrument constitutes the entire Agreement between the parties. It may not be amended or modified except by a subsequent written instrument signed by both parties hereto.

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          16.  Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Illinois.

          17   Counterparts.  This Agreement may be signed in multiple
counterparts, each of which shall be deemed to be an original for all purposes.

          18. Acknowledgement. Jenks acknowledges that he has carefully read and fully understands the terms and provisions of this Separation Agreement and General Release, has been represented in this matter by counsel of his own choosing, and that his execution of this Separation Agreement and General Release is voluntary. The parties agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied to or against any party hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) set forth below.

THE CHICAGO MERCANTILE EXCHANGE

By:  /s/ James J. McNulty             /s/ William W. Jenks
     --------------------             --------------------
                                      William W. Jenks

Title: President and CEO              Date: 3-21-00

Date: March 21, 2000

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                                                                       EXHIBIT A

                     [FOR JOINT GORDON/MCNULTY LETTERHEAD]

                                March ___, 2000

To All Members and CME Staff:

Bill Jenks, our Executive Vice President and Chief Information Officer, will be leaving the Exchange, effective March 24, to join Heller Financial, Inc. as Executive Vice President and Chief Information Officer.

Bill joined us in mid-1997 as our Senior Vice President and Chief Information Officer, and he was promoted to Executive Vice President for Management Information Systems in 1998. He brought to the Exchange his many years of experience in the aerospace and technology industries. During his tenure he has overseen our intensive and successful Y2K efforts, the introduction and continued enhancement of our GLOBEX(R)2 electronic trading system, the development and introduction of our innovative GALAX-C(TM) hand-held device, the successful deployment of our CUBS\2\ system, and much more.

Technology has been among our highest priorities, and Bill has worked diligently to ensure that the CME has continued to lead the industry in technological innovation.

Please join us in wishing Bill success as he takes on his new role at Heller Financial.

(Scott's signature - first name only)        (Jim's signature - first name only)

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